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NEWS RELEASE
FOR IMMEDIATE RELEASE


                            VITAL SIGNS, INC. LOWERS
                        THIRD QUARTER EARNINGS ESTIMATES

         TOTOWA, N.J., July 2, 2003 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced that it is lowering third quarter fiscal 2003 earnings estimates.

         Preliminary indications for sales for the third quarter suggest a positive revenue trend over the prior quarter, and the comparable quarter last year. Nevertheless, earnings per share from continuing operations is expected to be negatively impacted by three items.

         On May 8, 2003, at the time of the Company's second quarter earnings release, the Company indicated that for the third quarter ending June 30, 2003, earnings per share from continuing operations on a fully diluted basis were expected to be closer to $0.51 per share than $0.43 per share.

         In providing the May 8, 2003 guidance with respect to the third quarter 2003, the Company did not anticipate the following items (which have a total effect of approximately $0.09 per share) that have recently come to the attention of management:

         o As previously announced, on May 7, 2003 a complaint was filed against the Company and two of its officers. In connection with that lawsuit and at the request of management, the Company's Audit Committee is conducting a special review into the matters alleged by the plaintiff, a former CFO of the Company. Accounting and legal expenses of approximately $425,000 to $475,000, will be incurred during the third quarter in connection with the Audit Committee review and related proceedings.

         o In connection with the continuing review of the Company's tax returns, certain state tax returns for prior periods are in the process of being re-filed, resulting in an incremental tax expense, interest and penalties of approximately $350,000 to $400,000 during the third quarter.

         o As part of the Company's continuing evaluation of its inventory, the Company expects to write off certain inventory approximating $600,000 to $625,000.

         The Company now anticipates that third quarter 2003 fully diluted earnings per share from continuing operations will be in the $0.38 to $0.40 range.

                                                                vital signs inc.


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         The Company is continuing to evaluate and review each of the noted
items, and will provide an update when announcing its third quarter earnings.

         All statements in this press release (including the Company's guidance with respect to third quarter results), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, competitive responses, and difficulties in predicting quarterly results before all financial data for the Company's business units have been consolidated and reviewed as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2002.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized in the October 2002 issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


FOR FURTHER INFORMATION, CONTACT:            Terry D. Wall, President
                                                        or
                                             Frederick S. Schiff, Chief
                                             Financial Officer
                                             (973) 790-1330
                                             http://www.vital-signs.com


                                                                vital signs inc.